Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) was originally made as of the 1st day of January, 2015 (the “Effective Date”), by and between The Provident Bank, a state-chartered savings bank organized and existing under the laws of the Commonwealth of Massachusetts and now known as BankProv (the “Bank”), and Carol L. Houle of Salem, New Hampshire (the “Executive”) and is amended and restated as of February 14, 2023. References in this Agreement to the “Company” are to Provident Bancorp, Inc., the holding company of the Bank.
WITNESSETH
WHEREAS, the Bank wishes to assure itself of the continued services of the Executive for the period provided in this Agreement; and
WHEREAS, to induce the Executive to remain in the employ of the Bank and to provide further incentive for the Executive to achieve the financial performance objectives of the Bank, the parties desire to amend and restate this Agreement; and
WHEREAS, the Bank desires to set forth the rights and responsibilities of the Executive and the compensation payable to the Executive from the date of the amendment and restatement of this Agreement, as modified from time to time.
NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided in this Agreement, the parties hereby agree as follows:
1. Employment Except as provided for in this Section 1, the Executive shall serve the Bank as its Co-President, Co-Chief Executive Officer and Chief Financial Officer or any successor executive position(s) with the Bank that is consented to in writing by the Executive and the Bank (the “Executive Position”).  In her capacity as an executive officer of the Bank, the Executive will perform all of the duties of and have all of the powers associated with the Executive Position as appropriate for a person in the position of the Executive Position, as well as those assigned to the Executive by the Board of Directors of the Bank (the “Board of Directors”).  Further, the Bank and the Executive agree that the Executive will serve solely as an Executive Vice President and the Chief Financial Officer of the Bank commencing as of the employment start date if the Board of Directors selects a new President and Chief Executive Officer of the Bank or chooses to make a Co-President and Co-Chief Executive Officer of the Executive the sole President and Chief Executive Officer.  As the Co-President, Co-Chief Executive Officer and Chief Financial Officer of the Bank, the Executive will report directly to the Board of Directors.  As an Executive Vice President and Chief Financial Officer, the Executive will report to directly to the President and Chief Executive Officer.  During the period provided for in this Agreement, the Executive also agrees to serve, if elected, as an officer, director or trustee of any subsidiary or affiliate of the Bank and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position.  Notwithstanding the foregoing, the Executive shall not be required to perform any duties and responsibilities that would result in a noncompliance with or a violation of any applicable law or regulation.

2. Effective Date and Term

(a)   The term of this Agreement shall begin effective as of January 1, 2023, and continue until December 31, 2024.  Commencing as of January 1, 2024, and continuing on each January 1 thereafter (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall again become twenty-four (24) months, provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors must take the following actions: (i) conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the term of this Agreement; and (ii) affirmatively approve the renewal or non-renewal of this Agreement.  If the decision of the disinterested members of the Board of Directors is not to renew the term of this Agreement, then the Board of Directors shall provide the Executive with a written notice of non-renewal (“Non-Renewal Notice”) prior to the applicable Anniversary Date, and the term of this Agreement shall terminate at the end of the then current term of the Agreement. Notwithstanding the foregoing, the term of this Agreement shall terminate on an earlier date as may be specifically provided in this Agreement in the event of the Executive’s death, Retirement, Voluntary Termination or Termination for Cause. The last day of the term of this Agreement, as so extended from time to time, is herein sometimes referred to as the “Expiration Date.”  Reference in this Agreement to the term of this Agreement shall refer to both the initial term and the extended terms.

(b) Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement.

3. Compensation and Benefits

The compensation and benefits payable to the Executive under this Agreement shall be as follows:

3.1 Salary.  For all services rendered by the Executive to the Bank and its affiliates, the Executive shall be entitled to receive a base salary at an annual rate not less than $472,750, subject to increase from time to time in accordance with the usual practices of the Bank with respect to review of compensation of its senior executives.  The Executive’s salary shall be payable in periodic installments in accordance with the Bank’s usual practice for its senior executives.

3.2 Regular Benefits.  The Executive shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, disability income plans, retirement plans, bonus incentive plans (including a short-term annual bonus opportunity equal to at least 35% of her base salary), and other benefit plans from time to time in effect for senior executives of the Bank.  Participation in these arrangements shall be subject to (a) the terms of the applicable plan documents, (b) generally applicable policies of the Bank and (c) the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by the plans.
3.3 Business Expenses.  The Bank shall reimburse the Executive for all reasonable travel and other business expenses incurred by her in the performance of her duties and responsibilities, subject to the reasonable requirements with respect to substantiation and documentation as may be specified by the Bank.  Reimbursements of expenses and in-kind benefits subject to this Section 3.3 or otherwise provided to the Executive shall be subject to the following rules: (i) the amount of the expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); (ii) any reimbursement shall be made as soon as practicable and no later than two and one-half months following the last day of the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

3.4 Vacation.  The Executive shall be entitled to not less than four (4) weeks of vacation per calendar year, and any unused vacation of up to two (2) weeks for any year may be carried over to, but not beyond, the next following calendar year.  All vacations shall be taken at the times and intervals determined by the Executive with the approval of the Bank, which approval shall not be unreasonably withheld.
3.5 General.  Nothing paid to the Executive under any plan, policy or arrangement currently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Executive as described in this Agreement.
3.6 Timing of Certain Payments.  To the extent that this Section 3 provides for the deferral of compensation subject to Code Section 409A, the compensation shall be paid or provided not later than two and one-half months after the calendar year in which the compensation is no longer subject to a substantial risk of forfeiture, within the meaning of Treasury Regulations Section 1.409A-1(d).
4. Extent of Service During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, the Executive will devote all of her business time, attention, skill and efforts to the faithful performance of her duties under this Agreement.  The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided, however, that so long as her activities do not materially interfere with the faithful performance of her duties hereunder, adversely affect the reputation of the Bank or any affiliate of the Bank, or present any conflict of interest, nothing herein shall be construed as preventing the Executive from:
(a) investing her assets in the form or manner as shall not require any material services on her part in the operations or affairs of the companies or the other entities in which the investments are made; or
(b) serving on the board of trustees or directors of any company not in competition with the Bank or any affiliate and not having any business relationship with the Bank or any affiliate of the Bank (other than as a customer of the Bank), provided that the Executive shall not render any material services with respect to the operations or affairs of any such company; or
(c) engaging in religious, charitable or other community or non-profit activities which do not impair her ability to fulfill her duties and responsibilities under this Agreement.
5. Termination Upon Death In the event of the Executive’s death during the term of this Agreement, the Executive’s employment (and the term of this Agreement) shall terminate on the date of her death.  The Bank shall pay to the Executive’s beneficiary, designated in writing to the Bank prior to her death (or to her estate, if she fails to make a designation), (i) any base salary or other compensation earned through the date of death, plus (ii) the base salary that the Executive would have earned for a period of six months following her death, plus (iii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank.  In addition, the Bank shall continue in effect the medical benefits of the Executive’s dependents at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of death for a twelve-month period commencing on the date of death (or, if the continuation is not permitted by applicable law or if the Board of Directors so determines in its sole discretion, the Bank shall provide the economic equivalent in lieu thereof to the Executive’s dependents).

6. Termination for Cause
6.1 Cause.  The Bank may terminate the Executive’s employment for Cause (a “Termination for Cause”) at any time after notice to the Executive setting forth in reasonable detail the nature of the Cause and after an opportunity for the Executive, together with her counsel, to be heard before the Board of Directors.  The following, as determined by the Board of Directors in its reasonable judgment, shall constitute Cause for termination of employment: (i) the Executive’s deliberate dishonesty with respect to the Bank or any subsidiary or affiliate thereof; or (ii) conviction of a crime related to banking activity or moral turpitude; or (iii) gross and willful failure to perform (other than on account of a medically determinable disability which renders the Executive incapable of performing such services) a substantial portion of the Executive’s duties and responsibilities as an officer of the Bank, which failure continues for more than thirty (30) days after written notice given to the Executive pursuant to a two-thirds (2/3) vote of all of the members of the Board of Directors then in office, such vote to set forth in reasonable detail the nature of such failure; or (iv) the willful engaging by the Executive in illegal or gross misconduct which is materially and demonstrably injurious to the Bank or the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or a senior officer of the Bank, or based upon the advice of counsel for the Bank, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank.  Notwithstanding the foregoing, the Executive shall not be deemed to have been discharged for “Cause” unless and until there shall have been delivered to her a copy of a certification by the Clerk of the Bank that two-thirds (2/3) of the entire Board of Directors found in good faith that the Executive was guilty of conduct which is deemed to be Cause. In the event of a Termination for Cause, the Bank shall have no further obligation to the Executive, except as provided for in Section 6.2 of this Agreement.
6.2 Termination of Obligations.  In the event of a Termination for Cause pursuant to this Section 6, the term of this Agreement shall terminate and the Bank shall pay to the Executive an amount equal to the sum of (a) the base salary or other compensation earned through the date of termination, plus (b) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank.  All other obligations of the Bank under this Agreement shall terminate as of the date of termination.
7. Termination by the Executive
7.1 Termination by the Executive for Good Reason.  The Executive shall be entitled to terminate her employment hereunder for Good Reason (as defined in Section 7.4 of this Agreement) upon at least thirty (30) days prior written notice given to the Board of Directors within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect to terminate employment for Good Reason and, provided, the Bank shall have thirty (30) days to cure the condition giving rise to the right of the Executive to terminate employment (although the Bank may elect to waive the thirty (30) day period) for Good Reason. Upon a termination for Good Reason, the Executive shall be entitled to receive the benefits set forth in Section 9 of this Agreement.

7.2 Other Voluntary Termination by the Executive.  During the term of this Agreement, the Executive may effect, upon sixty (60) days prior written notice to the Bank, a Voluntary Termination of her employment hereunder.  A “Voluntary Termination” shall mean a termination of employment by the Executive on her own initiative other than (a) a termination due to death or Disability (as defined in Section 11 of this Agreement), or (b) a termination for Good Reason.  If, during the term of this Agreement, the Executive terminates employment due to a Voluntary Termination, the term of this Agreement shall end and the Bank shall pay to the Executive an amount equal to the sum of (x) the base salary or other compensation earned through the date of termination, plus (y) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank.
7.3 Termination Due to Retirement.  “Retirement” means the termination of the Executive’s employment with the Bank for any reason by the Executive at any time after the Executive attains age 65.  The Executive may terminate the Executive’s employment hereunder due to Retirement upon sixty (60) days prior written notice to the Bank.  If, during the term of this Agreement, the Executive terminates employment due to Retirement, the term of this Agreement shall thereupon end and the Executive shall be entitled to (a) continuation of the Executive’s medical benefits at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of termination for the one-year period following the termination of the Executive’s employment due to Retirement (or, if such continuation is not permitted by applicable law or if the Board of Directors so determines in its sole discretion, the Bank shall provide the economic equivalent in lieu thereof to the Executive), and (b) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank.
7.4 Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean any of the following:
(a) the failure of the Board of Directors to elect the Executive to the Executive Position or to continue to employ the Executive in the Executive Position of the Bank or a material reduction in the Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position; provided, however, that for purposes of this provision, the Executive Position will be as described in Section 1 of this Agreement, with the potential changes, as set forth in Section 1 of this Agreement, taken into account;
(b) a material diminution of the Executive’s base compensation set forth in Section 3.1 of this Agreement;
(c) a material breach by the Bank of any other provision of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from the Executive to the Bank specifying the nature of the failure or breach.
In addition, “Good Reason” shall include each of the following events but only if the event and the Executive’s termination of employment under Section 7.1 shall occur within two years following a Change in Control (as defined in Section 7.5):

(d) a change in the Executive’s principal place of employment to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that increases the Executive’s commute from the Executive’s principal residence to the Bank’s principal executive office by more than ten (10) miles;

(e) a material diminution in the benefits provided to the Executive by Bank or its successor under any of the life insurance, medical, health and accident, or disability plans or any other material benefit plans in which the Executive was participating at the time of the Change in Control; or
(f) the failure of the Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.
7.5 Change in Control.  For purposes of this Agreement, Change in Control shall mean a change in control of the Bank or the Company, as defined in Code Section 409A, and the regulations promulgated thereunder, including the following:
(a) Change in ownership: A change in ownership of the Bank of the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company; or

(b) Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the Bank or the Company; or (ii) a majority of the Bank’s or the Company’s Board of Directors is replaced during any twelve (12)-month period by individuals whose appointment or election is not endorsed in advance by a majority of the Bank’s or the Company’s Board of Directors, or

(c) Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank’s or the Company’s assets occurs if, in a twelve (12)-month period, any one person or more than one person acting as a group acquires assets from the Bank or the Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank’s or the Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Bank’s or the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

8. Termination by the Bank without CauseThe Executive’s employment with the Bank may be terminated without Cause by the Board of Directors at any time upon notice to the Executive, provided, however, that the Bank shall have the obligation upon any such termination to make the payments to the Executive provided for under Section 9 of this Agreement.
9. Certain Termination BenefitsIn the event of termination pursuant to Sections 7.1 or 8 of this Agreement, and provided that the Executive has not yet attained the age of 65 at the time of such termination, the Executive shall be entitled to each of the following benefits:
9.1 Earnings to Date of Termination.  An amount equal to the sum of (i) the base salary or other compensation earned through the date of termination, plus (ii) the Executive’s pro rata share (based on the portion of the then-current calendar year during which the Executive was employed before termination of her employment) of her Average Bonus (as hereinafter defined), plus (c) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank.  For purposes of this Agreement, the term “Average Bonus” shall mean the average of the aggregate annual amounts paid to the Executive (or accrued) as bonuses or other cash incentive compensation for each of the three calendar years immediately preceding the termination of employment.

9.2 Payment of Remaining Salary Obligation.  If the termination of employment occurs other than at or following a Change in Control, a severance benefit equal to (i) the Executive’s annual base salary (calculated without regard to any payments that may have been made at the 60% Rate, as defined in Section 11.1 of this Agreement) and (ii) her Average Bonus, that would have been paid through the Expiration Date.  If the Executive’s termination of employment occurs in connection with or following a Change in Control, the severance benefit shall equal two times the sum of (i) the Executive’s annual base salary (calculated without regard to any payments that may have been made at the 60% Rate, as defined in Section 11.1 of this Agreement) and (ii) her Average Bonus. This payment in either situation shall be made in a lump sum within thirty (30) days following the date of termination of employment.
9.3 Benefit Continuation.  For the period subsequent to the date of termination until the Expiration Date, the Bank will continue to provide the Executive and her dependents with life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Bank for the Executive and her dependents immediately prior to her date of termination at no cost to the Executive.  If the Bank cannot provide one or more of the benefits set forth in this provision because the Executive is no longer an employee, applicable rules and regulations prohibit the benefits or the payment of the benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value of the benefits or the value of the remaining benefits at the time of such determination.  The cash payment shall be made in a lump sum within thirty (30) days after the later of the Executive’s date of termination or the effective date of the rules or regulations prohibiting the benefits or subjecting the Bank to penalties.
9.4 No Benefits Paid Under this Section upon Termination at or after age 65.  The Executive shall not be entitled to receive any benefits under this Section 9 in the event of any termination pursuant to Sections 7.1 or 8 of this Agreement that occurs on or after the Executive has attained the age of 65.  In the event of any such termination at or after age 65, however, the Executive shall be entitled to receive the benefits provided in Section 7.3 of this Agreement as if she had voluntarily retired at or after age 62.
9.5 Waiver of Claims.  Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be required to be paid under Sections 7.1, 8 or 9 of this Agreement unless the Executive executes a waiver and release of claims against the Bank and its affiliates, including the Company, in a form acceptable to the Bank, and the execution occurs not later than the later of (i) the date on which distribution of the payments and benefits would commence in the absence of this Section 9.6, and (ii) the expiration of the minimum review and revocation period(s), if any, required under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Sections 621 through 634, in order for the waiver and release of claims to be effective. This provision shall not apply with respect to any payment made in the event of a termination of employment following a Change in Control.
9.6 Separation from Service.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Code Section 409A, and to the extent that the payment or benefit is payable upon the Executive’s termination of employment, the payment or benefit shall be payable only upon the Executive’s “separation from service.” The term “separation from service” shall mean the Executive’s “separation from service” from the Bank, any affiliate of the Bank, or a successor entity, within the meaning set forth in Code Section 409A, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

10. Adjustment for Unavailability of Benefits If, in spite of the provisions of this Agreement, benefits or service credits under any benefit plan provided by a third party shall not be payable or provided under any such plan to the Executive, or to the Executive’s dependents, beneficiaries or estate, because the Executive is no longer deemed to be an employee of the Bank, the Bank shall pay or provide for payment of such benefits and service credits for the benefits to the Executive, or to the Executive’s dependents, beneficiaries or estate.
11. Disability
11.1 Termination Due to Disability The Bank may terminate the Executive's employment upon a determination that the Executive has become disabled.  For purposes of this Agreement, disability means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that: (i) renders the Executive unable to engage in any substantial gainful activity, or (ii) causes the Executive to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Bank covering the Executive.  In such event:
(a) The Bank shall pay and deliver to the Executive an amount equal to the sum of (i) the base salary or other compensation earned through the date of termination, plus (ii) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank.
(b) In addition to the amounts payable pursuant to Section 11.1(a), the Bank shall continue to pay the Executive her base salary, at the annual rate in effect for her immediately prior to the termination of her employment, during the “Initial Continuation Period.”  The “Initial Continuation Period” shall commence on the date of termination of employment pursuant to Section 11.1 and shall end on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of her employment; (ii) the date on which long-term disability insurance benefits are first payable to her under any long-term disability insurance plan covering employees of the Bank (the “LTD Eligibility Date”); (iii) the date of her death; and (iv) the Expiration Date.  If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of her death, the Bank shall continue to pay the Executive her base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for her immediately prior to the termination of her employment (the “60% Rate”), during an additional period ending on the earliest of the LTD Eligibility Date, the date of her death and the Expiration Date.
(c) The Executive shall be entitled to continuation of the Executive’s medical benefits at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of termination for the one-year period following termination of the Executive’s employment due to disability pursuant to this Section 11.
11.2 Effective Date of Termination A termination of employment due to disability under this Section 11 shall be effected by notice of termination given to the Executive by the Bank and shall take effect on the later of the effective date of termination specified in the notice or the date on which the notice of termination is deemed given to the Executive.

12. Confidential Information
The Executive will not disclose to any other Person (as defined in Section 15.2) (except as required by applicable law or in connection with the performance of her duties and responsibilities hereunder), or use for her own benefit or gain, any confidential information of the Bank or any affiliate obtained by her incident to her employment with the Bank.  The term “confidential information” includes, without limitation, financial information, business plans, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the management of the Bank but does not include any information which has become part of the public domain by means other than the Executive’s nonobservance of her obligations hereunder.
13. No Mitigation; No Offset
In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there shall be no offset against any amounts due to her under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain.  Any amounts due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.
14. Non-Competition; Non-Solicitation
14.1 While Employed.  During such time as the Executive is employed hereunder, the Executive will not compete with the banking or any other business conducted by the Bank or any affiliate of the Bank, including the Company, nor will she attempt to hire any employee of the Bank or any affiliate, assist in such hiring by any other Person, encourage any such employee to terminate his or her relationship with the Bank or any affiliate, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Bank and any customers of the Bank or solicit or encourage any customer of the Bank to terminate its relationship with the Bank or to conduct with any other person any business or activity which such customer conducts or could conduct with the Bank.
14.2 Post-Employment.  The provisions of this Section 14.2 shall not be binding on the Executive (and shall become of no further force or effect) after a Change in Control shall have occurred.  The Executive agrees that during the one-year period following termination of her employment for any reason (the “Noncompetition Period”), the Executive will not, directly or indirectly, become a trustee, director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office within 25 miles of Amesbury, Massachusetts, or within 25 miles of Portsmouth, New Hampshire (a “Competing Business”).  During the Noncompetition Period, the Executive shall not hire or attempt to hire any employee of the Bank or an affiliate, assist in such hiring by any other Person, encourage any such employee to terminate his or her relationship with the Bank or an affiliate, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Bank and any customers of the Bank or solicit or encourage any customer of the Bank to terminate its relationship with the Bank or to conduct with any other Person any business or activity which such customer conducts or could conduct with the Bank.  Notwithstanding the above, this provision is not intended to prevent the Executive from being employed at a national and/or regional insured depository institution, trust company or parent holding company that has branches that are within 25 miles of Amesbury, Massachusetts, or within 25 miles of Portsmouth, New Hampshire, if said insured depository institution, trust company or parent holding company is headquartered outside of New England and the Executive’s employment is also outside of New England and not physically located in the above defined market area.

15. Miscellaneous
15.1 Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which she is a party or is bound, and that she is not now subject to any covenants against competition or similar covenants which would affect the performance of her obligations hereunder.
15.2 Definition of “Person” and “Affiliate.”  For purposes of this Agreement, the term “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.  The term “affiliate” includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bank, including the Company.
15.3 Withholding. All payments made under this Agreement shall be net of any tax or other amounts required to be withheld under applicable law.
15.4 Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Bank, one by the Executive and the third by the first two arbitrators.  If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston.  The arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 15.4.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
15.5 Interpretation.  The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5” would be part of “Section 5” and references to “Section 5” would also refer to material contained in the subsection described as “Section 5.5”).
15.6 Assignment; Successors and Assigns, etc.

(a)   This Agreement shall be binding upon the Bank and any successors to the Bank, including any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Bank by purchase, merger, consolidation, reorganization, or otherwise, but this Agreement and the Bank’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Bank.  By agreement in form and substance satisfactory to the Executive, the Bank shall require any successor to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform had no succession occurred.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein.  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 15.6, the Bank shall have no liability to pay any amount to the assignee or transferee.

15.7 Enforceability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.8 Reductions.  Notwithstanding anything to the contrary contained in this Agreement, any and all payments and benefits to be provided to the Executive hereunder are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Bank. The Executive confirms that she is aware of the fact that the Federal Deposit Insurance Corporation has the power to preclude the Bank from making payments to the Executive under this Agreement under certain circumstances. The Executive agrees that the Bank shall not be deemed to be in breach of this Agreement if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank, as the case may be.  Pursuant to the foregoing:
(a) In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.
(b) In no event shall the Bank be obligated to make any payment pursuant to this Agreement if:
(i) the Bank is in default as defined in Section 3(x) (12 U.S.C. sec. 1818(x)(1)) of the Federal Deposit Insurance Act, as amended; or

(ii) the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. sec. 1823(c)) of the Federal Deposit Insurance Act, as amended.

15.9 Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
15.10 Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, and addressed to the Executive at her last known address on the books of the Bank or, in the case of the Bank, at its main office, attention of the Board of Directors.
15.11 Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of the Bank.
15.12 Attorney’s Fees.  The Bank agrees to reimburse the Executive for reasonable out-of-pocket expenses (including reasonable attorney’s fees) incurred in enforcing this Agreement if the Executive succeeds on the merits in enforcing this Agreement.

15.13 No Effect on Length of Service.  Nothing in this Agreement shall be deemed to prohibit the Bank from terminating the Executive’s employment before the end of the term of this Agreement with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Bank and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Executive’s employment at the expiration of the term of this Agreement.  Any continuation of the Executive’s employment beyond the expiration of the term of this Agreement shall be on an “at-will” basis unless the Bank and the Executive agree otherwise.
15.14 Payments to Estate or Beneficiaries.  In the event of the Executive’s death prior to the completion by the Bank of all payments due her under this Agreement, the Bank shall continue such payments (other than payments which by their terms cease upon death) to the Executive’s beneficiary designated in writing to the Bank prior to her death (or to her estate, if she fails to make such designation) and, as applicable, to her surviving dependents.
15.15 Entire Agreement; Effect on Prior Agreements.  This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.
15.16 Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to its principles of conflicts of laws.
15.17 Section 409A.  The payments provided for herein are intended to be exempt from Code Section 409A under the “short-term deferral” exemption. The parties agree that this Agreement shall be interpreted to comply with or be exempt from Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(ii).  In addition, notwithstanding any other provision of this Agreement, if the Executive is a “specified employee” (as defined under Code Section 409A and applicable guidance thereunder) and any payment under this Agreement is triggered due to the Executive’s separation from service, then solely to the extent necessary to avoid penalties under Code Section 409A, no payment will be made during the first six (6) months following the Executive’s separation from service.  Rather, any payment which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the separation from service.  All subsequent payments shall be paid in the manner specified in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Bank, by its duly authorized officer, and by the Executive, as of the date first above written.

ATTEST:	BankProv /s/ Kimberly Scholtz
[Seal]	By: Kimberly Scholtz Title: Corporate Secretary

WITNESS	EXECUTIVE /s/ Carol L. Houle
Carol L. Houle